
                                                   HEALTHY PLANET PRODUCTS, INC.
                                               COMPUTATION OF EARNINGS PER SHARE
                                                      December 31, 1996 and 1995
                                                                      Exhibit 11
--------------------------------------------------------------------------------

                                                                     1995          1996
                                                                  -----------    -----------
Primary earnings per share
     Net income                                                   $ 2,144,900    $   252,100
     Cumulative dividends on preferred stock                           (9,000)        (9,000)
                                                                  -----------    -----------

Income applicable to common stock                                 $ 2,135,900    $   243,100
                                                                  ===========    ===========

Shares
     Weighted average number of common shares outstanding         $ 1,645,005    $ 1,823,612
     Add dilutive effect of conversion of preferred stock and
         outstanding options and warrants (as determined by the
         application of the treasury stock method)                    396,640        190,011
                                                                  -----------    -----------

                                                                  $ 2,041,645    $ 2,013,623
                                                                  ===========    ===========

Primary earnings per share (1)                                    $      1.05    $      0.12
                                                                  ===========    ===========

(1) Fully diluted earnings per share does not differ from primary earnings per share, because the effect would be antidilutive.

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